Filed Pursuant to Rule 433

Registration No. 333-233608

Final Term Sheet

March 11, 2021

VERIZON COMMUNICATIONS INC.

$750,000,000 Floating Rate Notes due 2024

$750,000,000 Floating Rate Notes due 2026

$1,750,000,000 0.750% Notes due 2024

$2,750,000,000 1.450% Notes due 2026

$3,000,000,000 2.100% Notes due 2028

$4,250,000,000 2.550% Notes due 2031

$3,750,000,000 3.400% Notes due 2041

$4,500,000,000 3.550% Notes due 2051

$3,500,000,000 3.700% Notes due 2061

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	Floating Rate Notes due 2024 (the “Floating Rate Notes due 2024”)
Floating Rate Notes due 2026 (the “Floating Rate Notes due 2026” and, together with the Floating Rate Notes due 2024, the “Floating Rate Notes”)
0.750% Notes due 2024 (the “Notes due 2024”)
1.450% Notes due 2026 (the “Notes due 2026”)
2.100% Notes due 2028 (the “Notes due 2028”)
2.550% Notes due 2031 (the “Notes due 2031”)
3.400% Notes due 2041 (the “Notes due 2041”)
3.550% Notes due 2051 (the “Notes due 2051”)
3.700% Notes due 2061 (the “Notes due 2061” and, together with the Floating Rate Notes, the Notes due 2024, the Notes due 2026, the Notes due 2028, the Notes due 2031, the Notes due 2041 and the Notes due 2051, the “Notes”)

Trade Date:	March 11, 2021

Settlement Date (T+7):	March 22, 2021

Maturity Date:	Floating Rate Notes due 2024: March 22, 2024
Floating Rate Notes due 2026: March 20, 2026
Notes due 2024: March 22, 2024
Notes due 2026: March 20, 2026

Notes due 2028: March 22, 2028
Notes due 2031: March 21, 2031
Notes due 2041: March 22, 2041
Notes due 2051: March 22, 2051
Notes due 2061: March 22, 2061

Aggregate Principal Amount Offered:	Floating Rate Notes due 2024: $750,000,000
Floating Rate Notes due 2026: $750,000,000
Notes due 2024: $1,750,000,000
Notes due 2026: $2,750,000,000
Notes due 2028: $3,000,000,000
Notes due 2031: $4,250,000,000
Notes due 2041: $3,750,000,000
Notes due 2051: $4,500,000,000
Notes due 2061: $3,500,000,000

Public Offering Price:	Floating Rate Notes due 2024: 100.000% plus accrued interest, if any, from March 22, 2021
Floating Rate Notes due 2026: 100.000% plus accrued interest, if any, from March 22, 2021
Notes due 2024: 99.994% plus accrued interest, if any, from March 22, 2021
Notes due 2026: 99.803% plus accrued interest, if any, from March 22, 2021
Notes due 2028: 99.955% plus accrued interest, if any, from March 22, 2021
Notes due 2031: 99.589% plus accrued interest, if any, from March 22, 2021
Notes due 2041: 99.942% plus accrued interest, if any, from March 22, 2021
Notes due 2051: 99.105% plus accrued interest, if any, from March 22, 2021
Notes due 2061: 98.989% plus accrued interest, if any, from March 22, 2021

Underwriting Discount:	Floating Rate Notes due 2024: 0.250%
Floating Rate Notes due 2026: 0.300%
Notes due 2024: 0.250%
Notes due 2026: 0.300%
Notes due 2028: 0.350%
Notes due 2031: 0.400%
Notes due 2041: 0.600%
Notes due 2051: 0.750%
Notes due 2061: 0.750%

Proceeds to Verizon (before expenses):	Floating Rate Notes due 2024: 99.750%
Floating Rate Notes due 2026: 99.700%
Notes due 2024: 99.744%
Notes due 2026: 99.503%
Notes due 2028: 99.605%
Notes due 2031: 99.189%
Notes due 2041: 99.342%
Notes due 2051: 98.355%
Notes due 2061: 98.239%

Interest Rate:	Floating Rate Notes due 2024: Compounded SOFR plus 0.500%. The interest rate on the Floating Rate Notes due 2024 will in no event be lower than zero.
Floating Rate Notes due 2026: Compounded SOFR plus 0.790%. The interest rate on the Floating Rate Notes due 2026 will in no event be lower than zero.
Notes due 2024: 0.750% per annum
Notes due 2026: 1.450% per annum
Notes due 2028: 2.100% per annum
Notes due 2031: 2.550% per annum
Notes due 2041: 3.400% per annum
Notes due 2051: 3.550% per annum
Notes due 2061: 3.700% per annum

Floating Rate Interest Calculation:	Floating Rate Notes due 2024: The amount of interest accrued and payable on the Floating Rate Notes due 2024 for each interest period will be calculated by the calculation agent and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes due 2024 multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period (as defined in the Prospectus Supplement) divided by 360. See “Description of the Notes — Principal Amount, Maturity and Interest for the Floating Rate Notes—Compounded SOFR” in the Prospectus Supplement

Floating Rate Notes due 2026: The amount of interest accrued and payable on the Floating Rate Notes due 2026 for each interest period will be calculated by the calculation agent and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes due 2026 multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period (as defined in the Prospectus Supplement) divided by 360. See “Description of the Notes — Principal Amount, Maturity and Interest for the Floating Rate Notes—Compounded SOFR” in the Prospectus Supplement

Compounded SOFR:	A compounded average of the daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the Prospectus Supplement) for each quarterly interest period in accordance with the specific formula described under “Description of the Notes — Principal Amount, Maturity and Interest for the Floating Rate Notes—Compounded SOFR” in the Prospectus Supplement

Interest Payment Dates:	Floating Rate Notes due 2024: Quarterly in arrears on each March 22, June 22, September 22 and December 22, commencing June 22, 2021
Floating Rate Notes due 2026: Quarterly in arrears on each March 20, June 20, September 20 and December 20, commencing June 20, 2021
Notes due 2024: Semiannually on each March 22 and September 22, commencing September 22, 2021
Notes due 2026: Semiannually on each March 20 and September 20, commencing September 20, 2021
Notes due 2028: Semiannually on each March 22 and September 22, commencing September 22, 2021
Notes due 2031: Semiannually on each March 21 and September 21, commencing September 21, 2021
Notes due 2041: Semiannually on each March 22 and September 22, commencing September 22, 2021

Notes due 2051: Semiannually on each March 22 and September 22, commencing September 22, 2021
Notes due 2061: Semiannually on each March 22 and September 22, commencing September 22, 2021

Denominations:	Minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Floating Rate Notes due 2024: Not redeemable prior to maturity

Floating Rate Notes due 2026: Not redeemable prior to maturity

Make-whole call at the greater of 100% of the principal amount of the Notes due 2024 being redeemed or the discounted present value at the Treasury Rate plus 10 basis points, plus accrued and unpaid interest

Notes due 2026: (i) at any time prior to February 20, 2026 (one month prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2026 being redeemed or the discounted present value at the Treasury Rate plus 15 basis points, assuming for such purpose that the Notes due 2026 matured on February 20, 2026, plus accrued and unpaid interest and (ii) at any time on or after February 20, 2026 (one month prior to maturity), at 100% of the principal amount of the Notes due 2026 being redeemed, plus accrued and unpaid interest

Notes due 2028: (i) at any time prior to January 22, 2028 (two months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2028 being redeemed or the discounted present value at the Treasury Rate plus 15 basis points, assuming for such purpose that the Notes due 2028 matured on January 22, 2028, plus accrued and unpaid interest and (ii) at any time on or after January 22, 2028 (two months prior to maturity), at 100% of the principal amount of the Notes due 2028 being redeemed, plus accrued and unpaid interest

Notes due 2031: (i) at any time prior to December 21, 2030 (three months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2031 being redeemed or the discounted present value at the Treasury Rate plus 20 basis points, assuming for such purpose that the Notes due 2031 matured on December 21, 2030, plus accrued and unpaid interest and (ii) at any time on or after December 21, 2030 (three months prior to maturity), at 100% of the principal amount of the Notes due 2031 being redeemed, plus accrued and unpaid interest

Notes due 2041: (i) at any time prior to September 22, 2040 (six months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2041 being redeemed or the discounted present value at the Treasury Rate plus 20 basis points, assuming for such purpose that the Notes due 2041 matured on September 22, 2040, plus accrued and unpaid interest and (ii) at any time on or after September 22, 2040 (six months prior to maturity), at 100% of the principal amount of the Notes due 2041 being redeemed, plus accrued and unpaid interest

Notes due 2051: (i) at any time prior to September 22, 2050 (six months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2051 being redeemed or the discounted present value at the Treasury Rate plus 25 basis points, assuming for such purpose that the Notes due 2051 matured on September 22, 2050, plus accrued and unpaid interest and (ii) at any time on or after September 22, 2050 (six months prior to maturity), at 100% of the principal amount of the Notes due 2051 being redeemed, plus accrued and unpaid interest

Notes due 2061: (i) at any time prior to September 22, 2060 (six months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes due 2061 being redeemed or the discounted present value at the Treasury Rate plus 25 basis points, assuming for such purpose that the Notes due 2061 matured on September 22, 2060, plus accrued and unpaid interest and (ii) at any time on or after September 22, 2060 (six months prior to maturity), at 100% of the principal amount of the Notes due 2061 being redeemed, plus accrued and unpaid interest

Allocation:

Name	Principal Amount of Floating Rate Notes due 2024	Principal Amount of Floating Rate Notes due 2026	Principal Amount of Notes due 2024	Principal Amount of Notes due 2026
J.P. Morgan Securities LLC	$86,250,000	$86,250,000	$201,250,000	$316,250,000
Morgan Stanley & Co. LLC	$86,250,000	$86,250,000	$201,250,000	$316,250,000
Barclays Capital Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Citigroup Global Markets Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Credit Suisse Securities (USA) LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
BofA Securities, Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Deutsche Bank Securities Inc.	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Goldman Sachs & Co. LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Loop Capital Markets LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
Wells Fargo Securities, LLC	$46,500,000	$46,500,000	$108,500,000	$170,500,000
BNP Paribas Securities Corp.	$21,750,000	$21,750,000	$50,750,000	$79,750,000
Mizuho Securities USA LLC	$21,750,000	$21,750,000	$50,750,000	$79,750,000
MUFG Securities Americas Inc.	$21,750,000	$21,750,000	$50,750,000	$79,750,000
RBC Capital Markets, LLC	$21,750,000	$21,750,000	$50,750,000	$79,750,000
Santander Investment Securities Inc.	$21,750,000	$21,750,000	$50,750,000	$79,750,000
TD Securities (USA) LLC	$21,750,000	$21,750,000	$50,750,000	$79,750,000
Samuel A. Ramirez & Company, Inc.	$11,250,000	$11,250,000	$26,250,000	$41,250,000
Siebert Williams Shank & Co., LLC	$11,250,000	$11,250,000	$26,250,000	$41,250,000
PNC Capital Markets LLC	$7,500,000	$7,500,000	$17,500,000	$27,500,000
Scotia Capital (USA) Inc.	$7,500,000	$7,500,000	$17,500,000	$27,500,000
SG Americas Securities, LLC	$7,500,000	$7,500,000	$17,500,000	$27,500,000
SMBC Nikko Securities America, Inc.	$7,500,000	$7,500,000	$17,500,000	$27,500,000
U.S. Bancorp Investments, Inc.	$7,500,000	$7,500,000	$17,500,000	$27,500,000
Academy Securities, Inc.	$3,750,000	$3,750,000	$8,750,000	$13,750,000
CastleOak Securities, L.P.	$3,750,000	$3,750,000	$8,750,000	$13,750,000
AmeriVet Securities, Inc.	$1,875,000	$1,875,000	$4,375,000	$6,875,000
Bancroft Capital, LLC	$1,875,000	$1,875,000	$4,375,000	$6,875,000
Cabrera Capital Markets LLC	$1,875,000	$1,875,000	$4,375,000	$6,875,000
R. Seelaus & Co., LLC	$1,875,000	$1,875,000	$4,375,000	$6,875,000

Total	$750,000,000	$750,000,000	$1,750,000,000	$2,750,000,000

Name	Principal Amount of Notes due 2028	Principal Amount of Notes due 2031	Principal Amount of Notes due 2041	Principal Amount of Notes due 2051	Principal Amount of Notes due 2061
J.P. Morgan Securities LLC	$345,000,000	$488,750,000	$431,250,000	$517,500,000	$402,500,000
Morgan Stanley & Co. LLC	$345,000,000	$488,750,000	$431,250,000	$517,500,000	$402,500,000
Barclays Capital Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Citigroup Global Markets Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Credit Suisse Securities (USA) LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
BofA Securities, Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Deutsche Bank Securities Inc.	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Goldman Sachs & Co. LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Loop Capital Markets LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
Wells Fargo Securities, LLC	$186,000,000	$263,500,000	$232,500,000	$279,000,000	$217,000,000
BNP Paribas Securities Corp.	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
Mizuho Securities USA LLC	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
MUFG Securities Americas Inc.	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
RBC Capital Markets, LLC	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
Santander Investment Securities Inc.	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
TD Securities (USA) LLC	$87,000,000	$123,250,000	$108,750,000	$130,500,000	$101,500,000
Samuel A. Ramirez & Company, Inc.	$45,000,000	$63,750,000	$56,250,000	$67,500,000	$52,500,000
Siebert Williams Shank & Co., LLC	$45,000,000	$63,750,000	$56,250,000	$67,500,000	$52,500,000
PNC Capital Markets LLC	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
Scotia Capital (USA) Inc.	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
SG Americas Securities, LLC	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
SMBC Nikko Securities America, Inc.	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
U.S. Bancorp Investments, Inc.	$30,000,000	$42,500,000	$37,500,000	$45,000,000	$35,000,000
Academy Securities, Inc.	$15,000,000	$21,250,000	$18,750,000	$22,500,000	$17,500,000
CastleOak Securities, L.P.	$15,000,000	$21,250,000	$18,750,000	$22,500,000	$17,500,000
AmeriVet Securities, Inc.	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000
Bancroft Capital, LLC	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000
Cabrera Capital Markets LLC	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000
R. Seelaus & Co., LLC	$7,500,000	$10,625,000	$9,375,000	$11,250,000	$8,750,000

Total	$3,000,000,000	$4,250,000,000	$3,750,000,000	$4,500,000,000	$3,500,000,000

Representatives:	J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated March 10, 2021; Prospectus dated September 4, 2019

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.